Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn. (Feb. 15, 2008) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2008 first quarter.

HIGHLIGHTS

•                  Diluted EPS of $.64, up 19 percent from $.54 per share in 2007

•                  Dollar sales of $1.62 billion increased 8 percent from 2007 (up 5 percent excluding acquisitions)

•                  Volume up 5 percent compared to last year (up 3 percent excluding acquisitions)

•                  Operating profit up 25 percent from 2007

•                  Grocery Products operating profit up 10 percent; volume up 6 percent; dollar sales up 10 percent

•                  Refrigerated Foods operating profit up 50 percent; volume up 8 percent (up 3 percent excluding acquisitions); dollar sales up 8 percent (up 3 percent excluding acquisitions)

•                  Jennie-O Turkey Store operating profit up 16 percent; volume up 3 percent; dollar sales up 5 percent

•                  Specialty Foods operating profit up 1 percent; volume down 4 percent; dollar sales up 7 percent

•                  All Other operating profit up 39 percent; volume up 6 percent; dollar sales up 21 percent

The company reported fiscal 2008 first quarter net earnings of $88.2 million, up 17 percent from earnings of $75.3 million a year earlier.  Diluted earnings per share for the quarter were $.64 this year compared to $.54 per share last year.  Sales totaled $1.62 billion, up from $1.50 billion in fiscal 2007.

COMMENTARY

“Our team has ample reason to be proud of our results in the first quarter, continuing the momentum we achieved in the last quarter of fiscal 2007,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “Our Refrigerated Foods segment led the way, as lower pork input costs combined with increased sales of value-added products generated a significant increase in earnings.  Our Grocery Products segment also delivered higher than expected sales and earnings, aided by strong sales of the SPAM family of products and continued growth of the HORMEL COMPLEATS microwave product line.  We are pleased to have recently announced our decision to build a new $89 million plant in Dubuque, Iowa, scheduled to open in November 2009, to support our HORMEL COMPLEATS microwave tray business.”

“Jennie-O Turkey Store overcame higher commodity grain input costs through a combination of recaptured pricing, product mix improvements, and manufacturing efficiencies, to turn in an excellent quarter as well.  Our International segment had another outstanding quarter, posting double-digit increases in dollar sales and profits, primarily attributable to strong export sales of the SPAM family of products and fresh pork,” Ettinger said.  “Finally, the Specialty Foods segment showed strong sales growth but flat earnings, as it sought to offset increased input costs with added contract manufacturing volumes and an improved product mix.”

“We expect higher grain input and fuel costs for the balance of the year, which will impact Jennie-O Turkey Store and portions of our Refrigerated Foods business.  However, anticipated lower hog input costs, price advances, and manufacturing efficiencies will help offset these increased costs,” Ettinger continued.  “Our success with adding value to our products and improving the product mix, along with our balanced business model, should allow us to continue to be successful in spite of volatility in the commodity markets.”

SEGMENT OPERATING HIGHLIGHTS — FIRST QUARTER

Grocery Products (14% of Net Sales, 22% of Total Operating Profit)

The Grocery Products segment had a great start to the year with segment profit up 10 percent compared to last year.  Continued growth of the HORMEL COMPLEATS microwave product line was a key driver during the quarter.  Strong sales of the SPAM family of products and HORMEL and STAGG chili also contributed to top and bottom line results for the segment.  Results for the CHI-CHI’S and VALLEY FRESH product lines were down for the quarter compared to last year but additional marketing and promotional support is planned to drive improved results for these brands.

Refrigerated Foods (53% of Net Sales, 39% of Total Operating Profit)

Operating profit increased 50 percent in the Refrigerated Foods segment compared to the first quarter last year.  Lower pork raw material input costs led to significant margin expansion across the segment’s value-added businesses.  Sales of key value-added products also increased during the quarter.  The Meat Products business unit recorded double-digit sales increases in HORMEL refrigerated entrees and HORMEL NATURAL CHOICE sandwich meats.  The integration of Burke Corporation continues to proceed as planned and was accretive to the first quarter results.

Jennie-O Turkey Store (18% of Net Sales, 22% of Total Operating Profit)

The Jennie-O Turkey Store segment posted operating profit results 16 percent higher than last year for the first quarter.  The segment was able to overcome higher commodity grain input costs through a combination of higher pricing, product mix improvements, and manufacturing efficiencies.  Value-added revenue grew 5 percent with each of the retail, deli, and foodservice divisions contributing to the increase.  Key products posting strong first quarter results include JENNIE-O TURKEY STORE frozen turkey burgers, JENNIE-O TURKEY STORE marinated tenderloins, and JENNIE-O TURKEY STORE rotisserie deli products.

Specialty Foods (12% of Net Sales, 11% of Total Operating Profit)

Operating profit in the Specialty Foods segment increased 1 percent compared to the first quarter of fiscal 2007.  Sales and operating profit were higher for the quarter in the Specialty Products business unit behind strong demand for contract manufacturing.  Century Foods International also posted improved profit results due to a favorable product mix shift.  Operating profit was slightly lower in the Diamond Crystal Brands business unit as a better product mix was unable to completely offset higher input costs.

All Other (3% of Net Sales, 6% of Total Operating Profit)

The International business unit had another strong quarter with operating profit up 39 percent compared to last year.  Strong export sales of the SPAM family of products, STAGG chili, and fresh pork were key drivers during the quarter.  The profitability of our China operations also improved compared to last year as a result of higher selling prices and a continued emphasis on growing value-added sales.  Equity in earnings of affiliates improved compared to last year due to better results at our Purefoods-Hormel joint venture in the Philippines.

Net Interest and Investment Income

Net interest and investment income declined for the quarter due primarily to $6.3 million of lower returns on our rabbi trust investment.  Interest expense was slightly higher for the quarter due to higher outstanding short-term debt balances related to the Burke acquisition.

OUTLOOK

“We are reconfirming our fiscal 2008 guidance range of $2.30-$2.40 per share.  Although we anticipate pressure from higher than expected grain and energy costs, we expect to continue to benefit from lower protein input costs.  The strength of our core businesses, the growth of our value-added products, and the ability of our people to adapt to changes in the business environment should allow us to meet our goals,” Ettinger concluded.

DIVIDENDS

Effective Feb. 15, 2008, the company will pay its 318th consecutive quarterly dividend.  The annual rate is $.74.

CONFERENCE CALL

A conference call will be Webcast at 10:00 a.m. CT on Friday, Feb. 15, 2008.  Access is available at www.hormelfoods.com.  If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-218-0713.  An audio replay is available by calling 800-405-2236 and entering access code 11107655#.  The audio replay will be available beginning at 12:00 p.m. CT on Friday, Feb. 15, 2008, through 11:59 p.m. CT on March 1, 2008. The Webcast replay will be available at 12:00 p.m. CT, Friday, Feb. 15, 2008, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past nine years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers and foodservice customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding Forward-Looking Statements and risk factors that appear on pages 32-35 in the company’s Annual Report for the fiscal year ended Oct. 28, 2007, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2008 First Quarter Segment Operating Results (in Thousands)

	FIRST QUARTER — 13 WEEKS ENDED

NET SALES	January 27, 2008	January 28, 2007	% Change
Grocery Products	$227,415	$206,216	10.3
Refrigerated Foods	857,460	797,972	7.5
Jennie-O Turkey Store	291,449	276,614	5.4
Specialty Foods	188,787	177,079	6.6
All Other	56,054	46,202	21.3
Total	$1,621,165	$1,504,083	7.8

OPERATING PROFIT
Grocery Products	$36,369	$32,984	10.3
Refrigerated Foods	62,806	41,942	49.7
Jennie-O Turkey Store	34,804	29,971	16.1
Specialty Foods	18,293	18,042	1.4
All Other	9,025	6,474	39.4
Total segment operating profit	161,297	129,413	24.6
Net interest and investment income	(11,658)	(4,278)	(172.5)
General corporate expense	(10,328)	(9,627)	(7.3)
Income before tax	$139,311	$115,508	20.6

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 27, 2008	January 28, 2007

Net sales	$1,621,165	$1,504,083

Cost of products sold	1,219,146	1,144,646

GROSS PROFIT:	402,019	359,437

Expenses:
Selling and delivery	207,944	198,644

Administrative & general	45,475	41,910

TOTAL EXPENSES:	253,419	240,554

Equity in earnings of affiliates	2,369	903

OPERATING INCOME:	150,969	119,786

Other income & expenses:
Interest & investment income (loss)	(4,938)	2,080

Interest expense	(6,720)	(6,358)

EARNINGS BEFORE
INCOME TAXES:	139,311	115,508

Provision for income taxes	51,130	40,183
(effective tax rate)	36.70%	34.79%

NET EARNINGS	$88,181	$75,325

NET EARNINGS PER SHARE
Basic	$.65	$.55
Diluted	$.64	$.54

WEIGHTED AVG SHARES OUT
Basic	135,706	137,533
Diluted	137,666	139,567

DIVIDENDS DECLARED
PER SHARE	$.185	$.15

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	January 27, 2008	October 28, 2007
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$144,234	$149,749
Short-term marketable securities	47,799	0
Accounts receivable	345,483	366,621
Inventories	669,594	646,968
Deferred income taxes	52,701	52,583
Prepaid expenses & other current assets	19,546	15,804

TOTAL CURRENT ASSETS	1,279,357	1,231,725

INTANGIBLES	755,597	757,993

OTHER ASSETS	428,847	437,331

PROPERTY, PLANT & EQUIPMENT, NET	967,457	966,601

TOTAL ASSETS	$3,431,258	$3,393,650

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$582,578	$664,777

LONG-TERM DEBT — LESS CURRENT MATURITIES	350,000	350,005

OTHER LONG-TERM LIABILITIES	529,829	494,085

SHAREHOLDERS’ INVESTMENT	1,968,851	1,884,783

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,431,258	$3,393,650

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
	January 27, 2008	January 28, 2007
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$88,181	$75,325
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	29,812	28,171
Amortization of intangibles	3,248	2,938
Equity in earnings of affiliates	(2,999)	(1,136)
Provision for deferred income taxes	(7,885)	(2,664)
Loss (Gain) on property/equipment sales and plant facilities	529	(215)
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	21,138	19,842
Decrease (Increase) in inventories, prepaid expenses, and other current assets	9,119	(2,144)
(Increase) Decrease in pension assets	(395)	1,464
Increase (Decrease) in accounts payable, accrued expenses, and pension and post-retirement benefits	8,658	(71,093)
Other	1,107	3,984
NET CASH PROVIDED BY OPERATING ACTIVITIES	150,513	54,472

INVESTING ACTIVITIES
Sale of available-for-sale securities	107,409	192,800
Purchase of available-for-sale securities	(155,208)	(216,624)
Acquisitions of businesses	(1,013)	(13,020)
Purchases of property / equipment	(31,895)	(35,593)
Proceeds from sales of property / equipment	698	2,200
Decrease (Increase) in investments, equity in affiliates, and other assets	14,332	(25,894)
NET CASH USED IN INVESTING ACTIVITIES	(65,677)	(96,131)

FINANCING ACTIVITIES
Principal payments on short-term debt	(70,000)	(2,576)
Principal payments on long-term debt	(54)	(18)
Dividends paid on common stock	(20,346)	(19,223)
Share repurchase	(14,162)	0
Other	14,211	5,994
NET CASH USED IN FINANCING ACTIVITIES	(90,351)	(15,823)
DECREASE IN CASH AND CASH EQUIVALENTS	(5,515)	(57,482)
Cash and cash equivalents at beginning of year	149,749	172,485
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$144,234	$115,003